UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2006 (June 6, 2006)

VERILINK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150
CENTENNIAL, CO 80112-3833
(Address of principal executive offices / Zip Code)

303.968.3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement

On June 6, 2006, Verilink Corporation. (the “Company”) and its subsidiary, Larscom, Inc (collectively, the “Debtors”) entered into an Asset Purchase Agreement with SCS Fund L.P., a Georgia limited partnership (the “Purchaser”).  The U.S. Bankruptcy Court approved the Agreement on June 9, 2006.  Pursuant to the terms of the Asset Purchase Agreement, the Company has agreed to sell to the Purchaser substantially all of the Debtors’ assets (the “Purchased Assets”) in a transaction subject to Section 363 of the Bankruptcy Code and in consideration for (i) Purchaser’s payment at the closing of the asset sale (the “Closing”) of aggregate cash consideration of approximately $5.25 million, (ii) the assumption of certain assumed liabilities and (iii) the payment of certain “Cure Costs” as defined in the Asset Purchase Agreement. The Asset Purchase Agreement can be found as an attachment to the order approving the sale of the Purchased Assets on file with the Bankruptcy Court for the Northern District of Alabama.

Item 2.01. Completion of the Disposition of Assets

On June 15, 2006, the Company completed the sale of substantially all of its assets to SCS Fund L.P. for approximately $5.25 million as described in the Asset Purchase Agreement dated June 6, 2006.

As of the Closing of the transaction with the Purchaser, the Debtors’ liabilities will exceed their assets and therefore there will be no amounts available for payment to the Company’s shareholders.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: June 16, 2006	By:	/s/ Lee N. Katz

	Name:	Lee N. Katz
	Title:	President

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